Exhibit 10.54
2006 Cash Bonus Plan
     On June 9, 2005, the Board of Directors (the “Board”) of Landec Corporation (the “Company”) approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiaries for the 2006 fiscal year (the “Plan”). These arrangements are not contained in a formal written plan, but a summary of the manner in which cash bonuses will be determined for fiscal year 2006 is set forth below.
     Employees of the Company and its subsidiaries may earn cash bonuses based upon the achievement of separate income and revenue targets for the Company, Apio, Inc. and Landec Ag, Inc. Bonuses are calculated by multiplying a percentage of each participant’s base salary by the percentage of the aggregate performance goals that is attained. The percentage of base salary used to determine each participant’s cash bonus payment ranges from 40% to 100% of base salary for executive officers and from 7% to 65% for other employees. Participants must attain a minimum percentage of the aggregate performance goals to receive a bonus under the Plan and a bonus may not exceed a participant’s base salary. Also, participants must be employed by the Company or one of its subsidiaries at the time that bonuses are paid. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s fiscal year.